Exhibit 99.1

FOR IMMEDIATE RELEASE

Big Digital Energy announces partnership with 10NetZero to Acquire Power-Ready Hood County, Texas Site for AI Datacenter Development

50/50 joint venture targets a phased buildout of up to 311 MW on a site with live power and grid headroom

MIDLAND, PA — July 6, 2026 — Big Digital Energy, Inc. (“We,” “Big Digital” or the “Company”) (Nasdaq: “BGDE”), a developer and operator of next-generation digital infrastructure, today announced that it had entered into a 50/50 joint venture with energy-infrastructure company 10NetZero, with a signed a letter of intent to acquire a live powered industrial site in Hood County, Texas, and to develop it into a large-scale datacenter campus serving artificial intelligence (“AI”) tenants. The Company also engaged Northland Capital Markets to act as a financial advisor in relation to the Company’s evaluation of AI/high-performance computing (“HPC”) uses for the Company’s power assets, including site level financing and partnership opportunities.

Josh Kilgore, Chairman of Big Digital commented “Our planned acquisition of the 50% interest in the Hood County site and partnership with 10NetZero is a prime example of our efforts to leverage our powered land expertise and pipeline to identify and acquire attractive AI ready sites. The planned transactions illustrate management’s commitment to accelerating the Company’s transition into an AI datacenter developer and operator in order to maximize value to all Big Digital stakeholders.”

Cody Smith, COO of Big Digital commented “The Hood County site would give us live power and a path to up to hundreds of megawatts, which would let us deliver capacity to AI customers years ahead of a comparable greenfield project. Partnering with 10NetZero would pair that site with deep energy-infrastructure capability, and we intend to move quickly.”

The approximately 50-acre Hood County site contains over 30,000 square feet of existing structures the partnership intends to repurpose for datacenter use as well as an administrative office which will be utilized as the Command Center. The Hood County site already carries 17 MW of operational power and will be expandable up to 111 MW of grid power, subject to validation by the Electric Reliability Council of Texas (“ERCOT”). On-site are two 12-inch and one 20-inch natural-gas pipelines providing the option to add behind-the-meter generation, supporting a buildout to as much as 311 MW of operating capacity. The acquisition would bring the Company’s total operational MWs to 146 MW, and the Company is actively evaluating expansion opportunities within its current powered land portfolio as well as potential acquisitions from the private powered land portfolio of an affiliate of its executive management team.

About Big Digital Energy, Inc.

Big Digital Energy, Inc. (Nasdaq: “BGDE”) is a U.S.-based technology company that designs, builds, and operates next-generation digital infrastructure platforms. The Company provides services spanning artificial intelligence (“AI”), high performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive compute applications. The Company delivers both self-mining operations and colocation/hosting for enterprise customers, with a vertically integrated infrastructure model built for scalability and efficiency.

A core part of the Company’s strategy is identifying and advancing sites positioned to support high-performance compute with the infrastructure required for long-term deployment.. With 129 megawatts of capacity already online and more under development, the Company is positioning itself as a competitive provider of digital infrastructure solutions to support the immediate and growing demand for AI data centers.

About 10NetZero, Inc.

10NetZero, Inc. is a U.S.-based energy-infrastructure company that designs, builds, and operates behind-the-meter power generation and datacenter facilities for energy-intensive computing. Through its Digital Midstream™ platform, the Company converts stranded, flared, and otherwise wasted natural gas into electricity at the source—delivering power for artificial intelligence (“AI”), high performance computing (“HPC”), and digital asset applications without dependence on traditional pipeline or grid infrastructure. The Company provides full-lifecycle services spanning site evaluation, power systems design, and datacenter operations.

For more information about the Company, visit: https://bigdigital.energy

CAUTIONARY LANGUAGE ON FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected benefits of the joint venture, the deployment of assets, revenue growth, and the Company’s strategic initiatives. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “will,” “would,” “subject to,” and similar expressions.

These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors include, without limitation: the Company’s ability to continue as a going concern; the Company’s ability to maintain its Nasdaq listing; the need for and availability of additional financing; the Company’s ability to obtain any required stockholder approvals and to file and maintain the effectiveness of any required registration statements; the timing, negotiation, and execution of any definitive agreements relating to a joint venture with 10NetZero and the proposed acquisition and development of any Texas site, and the satisfaction of any closing conditions; availability and cost of power, grid interconnection and build-out timing; the feasibility, permitting, and development of any behind-the-meter generation; execution risks in developing AI/HPC digital infrastructure; market demand for AI/HPC and accelerated computing; evolving and uncertain regulation of digital assets, artificial intelligence, and high-performance computing; volatility in digital asset prices and reductions in mining incentives; and the other risks described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other filings made with the SEC from time to time. Any forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this report, except as required by law.

CONTACT

Investor Relations: IR@bigdigital.energy

Partnerships: Partnerships@bigdigital.energy

Media and Press: mediarelations@bigdigital.energy

Website: www.bigdigital.energy